FOR IMMEDIATE RELEASE
RELEASE DATE: June 10, 2004
CALGARY, ALBERTA

DEEP WELL OIL & GAS, INC. ANNOUNCES THAT THE ACQUSITION OF NORTHERN ALBERTA OIL LTD. HAS BEEN COMPLETED

Deep Well Oil & Gas, Inc. (DWOG:PK) is pleased to announce the completion of the acquisition of Northern Alberta Oil Ltd (formerly Mikwec Energy Canada Ltd.). The directors and 100% of the shareholders of Northern Alberta Oil Ltd. have approved the Share Exchange Agreement of July 8th 2004, and the Share Exchange Amending Agreement of April 25, 2005, clearing the way to issue a share certificate for 6,069,625 shares of Northern Alberta oil Ltd. to Deep Well Oil & Gas, Inc., representing 100% of issued and outstanding Northern Alberta Oil Ltd. common shares. Deep Well Oil and Gas, Inc. in return has issued 18,208,875 shares to those Northern Alberta Oil Ltd. shareholders who have tendered shares under the terms of the Share Exchange Agreement. The Board of Directors extends a hearty welcome to the new Deep Well Shareholders. Deep Well Oil & Gas, Inc. now has 51,320,343 shares of our common stock issued and outstanding. For more detail, please refer to the company's SEC Form 8K submission dated June 10, 2005.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada founded, directed and managed by career oil industry personnel. Deep Well Oil & Gas, Inc. has a 40% working interest in 63 contiguous sections (NET 25.2 sections or 16,128 acres to Deep Well) of oil sands leases in the Sawn Lake oil sands in North Central Alberta, Canada.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. The acquisition of NORTHERN ALBERTA OIL LTD. should not be construed by any means as an indication of the value of the Company or its common stock. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.
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SOURCE: Deep Well Oil & Gas, Inc.
FOR FURTHER INFORMATION CONTACT:
Deep Well Oil & Gas, Inc.
Suite 2600, Sun Life Plaza
144 - 4th Avenue SW, Calgary, AB, Canada T2P 3N4
1(888) OIL-SAND (1-888-645-7263) or (403) 990-3380 Email:
investor@deepwelloil.com Website: www.deepwelloil.com